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                                                                     Exhibit 4.1
                    CERTIFICATE OF DESIGNATION, PREFERENCES
                     AND RIGHTS OF SERIES A PREFERRED STOCK

                                       OF

                                  I-STORM, INC.

     I-STORM, INC. (the "Company"), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that:

     Pursuant to authority vested in the Board of Directors by Article V of the Articles of Incorporation of the Company and the provisions of the Nevada Revised Statutes, the Board of Directors has duly adopted the following recitals and resolutions:

     WHEREAS, the Articles of Incorporation presently authorize the Company to issue up to 2,000,000 shares of Preferred Stock in any class or series, but do not yet designate any such class or series, nor has the Company issued any Preferred Stock of any class or series; and

     WHEREAS, the Board of Directors is authorized by the Articles of Incorporation to issue, to determine and fix the rights, preferences and privileges, and restrictions of one or more series of Preferred Stock, and the Board of Directors has determined to establish the number of shares constituting that series and to designate such series;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby amends
Article V of the Articles of Incorporation and fixes and determines the designation of the number of shares constituting, and the rights, preferences, privileges and restrictions relating to a new series of Preferred Stock, as follows:

     1. DESIGNATION AND ISSUANCE. The series of Preferred Stock provided for by this resolution shall be designated "Series A Cumulative Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"). The "date of issuance" of the Series A Preferred Stock shall be deemed to occur concurrently with the effective date of the Amended Plan of Reorganization of LVL Communications Corporation that has been confirmed by the April 16, 1998 Order of the Bankruptcy Court for the Northern District of California.

     2. AUTHORIZATION. The number of shares constituting the Series A Preferred Stock shall be 600,000 shares having a par value of $0.01 per share.

     3. DIVIDENDS. The holders of the Series A Preferred Stock shall be entitled to cumulative dividends at an annual rate of five cents ($.05), which shall be declared by a majority of the Board of Directors, on a quarterly basis on November 15, February 15, May 15 and August 15, payable in cash or, at the option of the Company, in shares of Common Stock. Dividends on Series A Preferred Stock shall commence to accrue from the day on which such shares have been issued. Unpaid dividends will accumulate and be payable prior to the payment of any dividends or any distribution on any of the equity securities issued by the Company.



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     4.   CONVERSION RIGHTS. Subject to the antidilution provisions of Section 5 hereof, each share of Series A Preferred Stock may be converted, at the option of the holder, into one share of the Company's Common Stock at a conversion ratio of one share of Series A Preferred Stock for one fully paid and non-assessable share of Common Stock ("Conversion Ratio"); provided, that any unpaid dividends accumulated on the Series A Preferred Stock, as set forth in
Section 3, shall be paid to the holders of the Series A Preferred Stock on the date of conversion, either in cash, or at the option of the Company, in shares of Common Stock.

          (a) Promptly after the receipt of certificates representing Series A Preferred Stock and the surrender of Series A Preferred Stock, the Company shall issue and deliver, or cause to be issued and delivered, to the holder a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such Series A Preferred Stock. No fractional shares shall be issued upon conversion of the Series A Preferred Stock into shares of Common Stock. To the extent permitted by law, the conversion shall be deemed to have been effected as of the close of business on the date of issuance of the Common Stock ("Conversion Date") (or on the next preceding business day if the Conversion Date is not a business day) and at that time the rights of the holder of Series A Preferred Stock, as such holder, shall cease, and the holder of the Series A Preferred Stock shall become the holder of record of shares of Common Stock.

          (b) Notwithstanding anything herein to the contrary, on any liquidation of the Company, the right of conversion of the Series A Preferred Stock shall terminate at the close of business on the last full business day prior to the date fixed for payment of the amount distributable on the Series A Preferred Stock.

     5. ANTIDILUTION PROVISIONS. The Conversion Ratio and the number of shares issuable upon conversion shall be subject to adjustment as follows:

          (a) In case the Company shall (i) declare any dividend or any other distribution on its Common Stock payable in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, into a greater number of shares; (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, and in each case, the Conversion Ratio in effect at the time of the record date for such dividend or of the effective date of such distribution, subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of the Series A Preferred Stock, surrendered for conversion after such time, shall be entitled to receive the kind and amount of shares such holder would have owned or have been entitled to receive had such share of the Series A Preferred Stock been converted immediately prior to the time of such dividend, distribution, subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b) In case the Company shall issue rights or warrants to any holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share of less than $1.00 except any such rights or warrants that have been issued as



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specified in the Plan of Reorganization for LVL Communications Corporation as
confirmed pursuant to the April 16, 1998 Order of the United States Bankruptcy Court for the Northern District of California. The Conversion Ratio of Series A Preferred Stock shall be adjusted to equal the number of shares such holder would have been entitled to receive had such share of Series A Preferred Stock been converted immediately prior to such issuance, multiplied by a fraction, the numerator of which shall be $1.00, and the denominator of which shall be the exercise price per share of any such warrant or right.

          (c) In case of any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with or into any other corporation (other than a consolidation or merger in which the Company is the surviving or continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Company, the holder of each share of the Series A Preferred Stock, shall have after such reorganization, reclassification, consolidation, merger, sale or transfer, the right to convert such share of the Series A Preferred Stock solely into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive had such share of Series A Preferred Stock been converted immediately prior to such consolidation, merger, sale or transfer.

          (d) Whenever there is an adjustment in the Conversion Ratio and/or the number or kind of securities issuable upon conversion of the Series A Preferred Stock, as provided herein, the Company shall promptly file in the custody of its Secretary, a certificate signed by an officer of the Company, showing in detail the facts requiring such adjustment, the number and kind of securities issuable upon conversion of Series A Preferred Stock upon such adjustment, and the Conversion Ratio; and notice of such adjustment along with a duplicate officer's certificate shall be sent by registered mail, postage paid, to the holder, at its address as it shall appear in the Company's Stock Register.

     6. GENERAL VOTING RIGHTS. At all times as there is Series A Preferred Stock outstanding, the holders of Series A Preferred Stock shall have the right
(a) to approve by majority vote, voting as a single class, one vote per share, whether by written action or special meeting of such holders, to the exclusion of the holders of the Company's Common Stock, on (i) the merger, sale, liquidation or dissolution of the Company or any of its subsidiaries; (ii) a sale of all or substantially all of the Company's assets or any of its subsidiaries; (iii) any increase in the number of authorized shares of any class or series of the Company equity securities or any of its subsidiaries; (iv) and creation of any new class or series of equity securities in the Company or any of its securities; (v) any increase in the number of members of the Board of Directors of the Company or its subsidiaries; and

          (b) to elect, by majority vote, voting as a single class, one vote per share, whether by written action or special meeting of such holders, to the exclusion of the holders of the Company's Common Stock, one member of the Board of Directors of the Company and its subsidiaries until such time as more than 50% of the Series A Preferred Stock has either converted to Common Stock, or been redeemed, or a Liquidation Preference Event has occurred, as set forth in
Section 9 hereof. The vote of a majority of the holders of the shares of Series A Preferred Stock in favor of or against any of the foregoing actions shall constitute the vote of the Series A Preferred Stock Class.



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     7.   EXCLUSIVE VOTING RIGHTS.

          (a) The holders of Series A Preferred Stock shall have the right to approve by majority vote, voting as a single class, one vote per share, whether by written action or special meeting of such holders, to the exclusion of the holders of the Company's Common Stock, or any other class of stock, to vote upon the issuance of dividends to the holders of the Company's Common Stock or to any other class of stock, and no such issuance of dividends shall occur without such vote of the Series A Preferred holders.

          (b) If at any time, a default in payment of Preference Dividends (as defined in the last sentence of subsection (d)) shall exist, the holders of the Series A Preferred Stock shall have the right by majority vote, voting together as a single class, whether by written action or special meeting of such holders, to the exclusion of the holders of the Company's Common Stock or any other stock, to elect such number of additional directors ("Default Directors") as shall provide the holders of Series A Preferred Stock with control over a majority of the directorships of the Company; and concurrently, the Board of Directors shall increase the number of directors of the Company by such number of Default Directors.

          (c) Each Default Director elected by the holders of shares of Series A Preferred Stock pursuant to Section 7(b) hereof, shall continue to serve as such director for the full term to which he shall have been elected, notwithstanding that prior to the end of such term a default in payment of Preference Dividends shall cease to exist. Any Default Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Series A Preferred Stock, voting together as a single class of the holders of shares of the Series A Preferred Stock called for such purpose. So long as a default in any payment of Preference Dividends shall exist, any vacancy in the office of any Default Director shall be filled by the majority vote of the holders of the outstanding shares of Series A Preferred Stock, voting together as a single class.

          (d) For purposes hereof, a "default in payment of Preference Dividends" on the Series A Preferred Stock shall be deemed to have occurred whenever the amount of accrued and unpaid dividends upon the Series A Preferred Stock shall be equivalent to six full quarterly dividends or more, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of Series A Preferred Stock then outstanding shall have been paid to the last dividend payment and the then current quarterly dividend has been paid or declared and set aside for payment.

     8. REDEMPTION. The Series A Preferred Stock shall be redeemable, in part or in full, at the option of the Company upon thirty (30) days advance written notice to the holders of Series A Preferred Stock for a redemption price of $6.67 per share. Upon receipt of notice of the Company's intention to redeem the Series A Preferred Stock and until the effective date of the redemption, each holder of the Series A Preferred Stock shall have the option to convert to Common Stock as described in Section 4 hereof. Any partial redemption shall be made on a pro rata basis.



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     9.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution, or winding up of the Company or its subsidiaries, or the sale, merger or combination of the Company or any of its subsidiaries, a public offering of the stock of the Company or its subsidiaries in excess of $25 million, a merger or consolidation of the Company in which its shareholders do not retain a majority of the voting power in the surviving corporation, or a sale of all or substantially all of the Company's or any of its subsidiaries' assets ("Liquidation Preference Event"), and prior to any payment or distribution with respect to any equity securities ranking junior to the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive an amount equal to $6.67 per share for the Preferred Stock, plus an amount equal to all declared and unpaid dividends thereon ("Preference Amount").

          (b) After the Preference Amount is paid in full on all outstanding shares of Series A Preferred Stock, the Series A Preferred Stock shall cease to exist and the holders will cease to have to any further claim on funds or assets of the Company. If the Company has insufficient assets to permit payment of the Preference Amount in full to all holders of the Series A Preferred Stock, then the assets of the Series A Preferred Stock shall be distributed ratably to the holders of the Series A Preferred Stock proportionate to the Preference Amount each such holder would otherwise be entitled to receive.

          (c) The Company shall give each holder of Series A Preferred Stock thirty days advance written notice prior to a Liquidation Preference Event, and such persons shall have the right to convert to Common Stock as described in
Section 4 prior to the effective date of the Liquidation Preference Event.

     10. REGISTRATION RIGHTS. This Series A Preferred Stock, and any Common Stock to be issued upon exercise of the conversion privilege set forth in
Section 4 hereof, is being issued pursuant to an exemption from registration under the Securities Act pursuant to Section 1145 of the United States Bankruptcy Code. In the event that such exemption should ever terminate, or should counsel for the holders of the Series A Preferred Stock opine that such registration exemption is inapplicable, the following provisions shall apply:

          (a) "Registrable Securities" shall mean: (i) any share of Series A Preferred Stock; (ii) the Common Stock issued or issuable upon conversion of any share of Series A Preferred Stock; and (iii) any Warrant or Common Stock or other securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, any share of Series A Preferred Stock. The holder of any such Registrable Securities under this
Section 10 shall be referred to as the "Registered Securities Holder."

          (b) If the Company, at any time that there is Series A Preferred Stock outstanding, elects to register (including for this purpose a registration statement effected by the Company for securityholders other than the Registered Securities Holder) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-4, Form S-8 or any form which does not include substantially the same information as would be required to be included in a



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registration statement covering the sale of the Registrable Securities), the
Company shall promptly give the Registered Securities Holder written notice of such registration. Upon the written request of the Registered Securities Holder given within twenty (20) days after receipt of such written notice from the Company, the Company shall, subject to the provisions of this Section 10, cause to be registered under the Securities Act all of the Registrable Securities that the Registered Securities Holder has requested to be registered; provided, however, that the Registrable Securities shall be subject to restrictions on transfer for such number of days after the effective date of the subject registration statement as may be specified by the managing underwriter

          (c) The Company shall indemnify any Registered Securities Holder of Common Stock issued upon the conversion of Series A Preferred Stock, and each person, if any, who controls such Registered Securities Holder within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement.

          (d) Effective twelve months after the Final Closing and for a period of twelve months thereafter, any Registered Securities Holder shall have the one-time demand registration right to provide notice to the Company on behalf of all holders, requiring the Company to register the Registrable Securities. In such event, the Company will do any and all things necessary to effect such registration and to have the registration statement declared effective as soon as practicable following such demand.

     11. RANKING. With respect to the payment of dividends, and upon liquidation, the shares of the Series A Preferred Stock shall rank senior to the shares of Common Stock of the Company and to any other equity securities. Further, notwithstanding anything stated to the contrary in the foregoing sections:

          (a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a class, will be required for any amendment to the Company's Articles of Incorporation (or any certificate amendatory thereof or supplemental thereto) which will adversely affect the powers, preferences or rights of the holders of Series A Preferred Stock or authorize any class of stock ranking senior to or on a parity with the Series A Preferred Stock.

          (b) So long as any shares of Series A Preferred Stock remains outstanding, neither the Company nor its subsidiaries will, without the affirmative vote or consent of at least a majority of the shares of Series A Preferred Stock then outstanding, voting as a class, merge or consolidate with any other corporation, or sell or otherwise dispose of all or substantially all of its assets unless (i) under the terms of such merger, consolidation or sale or other disposition of assets, (A) the Series A Preferred Stock shall remain outstanding with no adverse changes in its preferences, qualifications, limitations, restrictions or special or relative rights, or (B) each holder of Series A Preferred Stock shall receive, in exchange for such Series A Preferred



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Stock, securities of the surviving, resulting or acquiring entity which shall in the aggregate possess preferences, qualifications, limitations, restrictions or special or relative rights which are at least as favorable as those possessed by the Series A Preferred Stock immediately prior to the effective date of such merger, consolidation or sale or other disposition of assets, and adequate provision shall be made whereby such securities received in exchange for the Series A Preferred Stock shall thereafter be convertible into the number of shares of the Company's Common Stock (or into such shares of stock, securities or assets as may be issuable or payable with respect to, or in exchange for, the number of shares of the Company's Common Stock or the other shares of stock, securities or assets, as the case may be) into which the Series A Preferred
Stock would have been convertible immediately prior to such merger, consolidation or sale or other disposition of assets and (ii) immediately after such merger, consolidation or sale or other disposition of assets, there shall be no outstanding shares of any class of stock ranking senior to or on a parity with the Series A Preferred Stock.













                   (THIS SECTION IS INTENTIONALLY LEFT BLANK)




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     The foregoing amendment was duly adopted by the Board of Directors of the
Company pursuant to the discretion granted by Section V of its Fourth Amended and Restated Articles of Incorporation, without the requirement of shareholder action, on July 23rd, 1998 pursuant to the provisions of the Nevada Revised Statutes.

     IN WITNESS WHEREOF, I-Storm, Inc. has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be executed by its President and attested to by its Secretary this __th day of July, 1998.


                                              I-STORM, INC.



By:                                           By:
     ----------------------------                  -----------------------------
       Stephen Venuti, Secretary                   Calbert Lai, President




STATE OF CALIFORNIA                 :
                                    :  ss
COUNTY OF                           :
          ----------------

     On this ____ day of July, 1998, personally appeared before me, the undersigned, a notary public, Calbert Lai and Stephen Venuti, who being by me first duly sworn, declared that they are the President and Secretary, respectively, of the above-named corporation, acknowledged that they signed the foregoing Amended Articles of Incorporation, and verified that the statements contained therein are true.


            WITNESS MY HAND AND OFFICIAL SEAL.



                                         --------------------------------------
                                                               , Notary Public
                                         ----------------------

                                         Residing in                    County
                                                     ------------------


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